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                     PRIMEDIA COMPLETES EXCHANGE OFFERS
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New York, June 11, 1998--PRIMEDIA INC. (NYSE: PRM) nnounced today that its exchange agent, The Bank of New York, has completed the final count of certificates representing 7-5/8% Senior Notes due 2008 and shares of $8.625 Series G Exchangeable Preferred Stock tendered in connection with PRIMEDIA's exchange offers commenced on May 11, 1998 and completed on June 10, 1998. The final count showed that $250,000,000.00 in aggregate principal amount of 7-5/8% Senior Notes 2008, representing 100% of the notes outstanding (including notes subject to guarantee of delivery) and 2,500,000 shares of Series G Exchangeable Preferred Stock, representing 100% of the shares outstanding had been validly tendered and not withdrawn. The 7-5/8% Senior Notes due 2008 and the shares of Series G Exchangeable Preferred Stock so tendered will be exchanged for an equal number of a new series of 7-5/8% Senior Notes due 2008 and shares of $8.625 Series H Exchangeable Preferred Stock. The terms of the new series 7-5/8% Senior Notes and the Series H Exchangeable Preferred Stock are identical to the terms of the outstanding series of 7-5/8% Senior Notes due 2008 and the Series H Exchangeable Preferred Stock except that the new series of 7-5/8% Senior Notes due 2008 and the Series H Exchangeable Preferred Stock are being issued in a registered public offering while the outstanding series of 7-5/8% Senior Notes due 2008 and the Series G Exchangeable Preferred Stock were issued in a transaction exempt from registration and are restricted securities. PRIMEDIA will not receive any proceeds from the exchange offers.

PRIMEDIA, Inc., with 1997 sales from continuing businesses of $1.2 billion, is the authoritative source of specialized information in targeted media (specialty magazines, trade magazines, consumer and business information) and education (classroom and workplace learning). Some key brands include Seventeen, New York, Chicago, Soap Opera Digest, Soap Opera Weekly, Channel One, Weekly Reader, Horticulture, World Almanac, Modern Bride and American Baby.